As filed with the Securities and Exchange Commission on February 24 , 2012

Registration No. 333-178471

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

iVoiceIdeas, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	8999 7374 (secondary)	142001515
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Arboretum Great Hills, 9600 Great Hills Trail, Austin, TX 78759
Phone:  (512) 637-1330
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________
Business Filings Inc.
311 S. Division St.
Carson City, Nevada 89703
Phone:  (800) 981-7183

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oswald & Yap , LLP 16148 Sand Canyon Irvine, California 92618 (949) 788-8900; (949) 788-8980 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  Smaller reporting company  ✓

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

	No. Shares Registered (1)	Proposed Maximum Offering Price (2)	Proposed Maximum Total Proceeds	Amount of Registration Fee (3)
Common Stock	10,000,000	$ 0.05	$ 500,000	$ 114.60

(1) The Company may not sell all of the shares, in fact it may not sell any of the shares. For example, if only 50% of the shares are sold, there will be 5,000,000 shares sold and the gross proceeds will be $250,000.

(2) The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(0) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus
(Subject to Completion)

Dated February 24 , 2012

PROSPECTUS

10,000,000 Shares Common Stock

iVoiceIdeas, Inc.

Common Stock

iVoiceIdeas, Inc., (formerly known as Earnest Einstein, Inc.), is offering 10,000,000 shares of common stock registered herein.  This is our initial public offering and no public market currently exists for our shares.   This is a self-underwritten offering with no minimum amount required to be raised. This offering will terminate upon the earlier to occur of (i) 90 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 10,000,000 shares registered hereunder have been sold.  We may, at our discretion, extend the offering for an additional 90 days.  We have one Class A Preferred shareholder who owns 76% of the voting rights prior to this Offering.  We expect to request a market maker file a Form 211 to request the quotation of our shares on the OTCBB listing service.

Investing in our common stock involves significant risks. See “ Risk Factors” beginning on page 8.

10,000,000 Common Shares

Price $ 0.05 per share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to iVoiceIdeas.com	Proceeds to Selling Stockholders
Per Share	.05	0.05		$ 0
Total	500,000	0	500,000	$ 0

The price of the Shares as stated in this Offering has been arbitrarily determined by our Board of Directors without reference to market prices, comparables or competitors for the purpose of this Registration Statement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Obligation

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The information in this prospectus is believed to be complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares.  Except where the context requires otherwise, in this prospectus, the “Company,” “iVoiceIdeas,”  “iVoiceIdeas.com,”  “we,” “us” and “our” refer to iVoiceIdeas, Inc.” a Nevada corporation, and, where appropriate, its subsidiary.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

iVoiceIdeas, Inc.

iVoiceIdeas, Inc., which operates the Internet site iVoiceIdeas.com is an emerging social network focused on improving the ways people develop and communicate new ideas and solutions to problems. We have developed new ways for people to initiate and develop ideas and to collaboratively solve problems using our social network Internet site and software.  Our collaborative idea site also serves as a social media site for users seeking social connections centered on ideas, policy and problems.

We are a development stage company and we are currently operating our Web site, iVoiceIdeas.com in our beta release.  We expect to generate revenue by delivering advertising on our web pages alongside our content. We will generate revenue from pay-per-click advertising as well as from fee based advertising programs and promotions that we may offer to our advertisers.

Our mission is to serve as a platform for the development and communication of new innovations and solutions to local, national and world issues using our collaborative tools and idea pages that address the needs of business, communities and public institutions.  We expect to provide a high quality user experience combined with innovative and important content that revolves around the most important issues of the day.  We are building on three key promises to our users:

•	We strive to provide a positive and effective platform where your ideas can be heard and developed in a collaborative environment aimed at delivering real solutions to the issues you care about.

•	We will aim to deliver new ideas to important decision makers through the aggregation of many voices so that the voices of ordinary people can make their way from the grass-roots to the seat of power.

•	We will continue to work to improve the effectiveness of our experience so that user ideas can find the most effective path to implementation with the help of all of our users.

We believe that our focus on the democratization of innovation on an open collaborative platform controlled by our users is a foundational value to us.  We also believe that this focus is critical for the creation of long-term value.  We do not intend to compromise our user focus for short-term economic gain.

Corporate Information

We were incorporated in Nevada on April 3, 2002.   Our principal executive offices are located at Arboretum Great Hills, 9600 Great Hills Trail, Austin, Texas 78759, and our telephone number is (512) 637-1330.  We maintain a web site:  www.iVoiceIdeas.com.  The information on our web sites is not part of this prospectus.

iVoiceIdeas.comTM is a trademark in the U.S.  All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

The Offering

Common Stock offered:	10,000,000 Common Shares

Shares Offered by Selling Shareholders	None

Common Stock Outstanding Before the Offering:	17,362,500*

Common Stock to be outstanding after this offering	27,362,500

Use of proceeds	The proceeds of this offering are expected to be deployed by management for the development of the next generation of our core Web site, for operational and administrative costs

The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at the date of the filing of this Prospectus ..   There are no contingent rights to common stock or other classes of securities convertible into common stock.

Summary Financial Data

The following table summarizes financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Inception to Date	Years Ended December 31,		Statement of Operations Data
	2010	2011	Revenue
11,000	-	11,000	Operating Expense
			Design & Development
5,632			General and Administrative
150,891	28,601	118,344	Total Costs and Expenses
156,523	28,601	118,344
			Loss from Operations
(145,523)	(28,601)	(107,344)	Net Other Income
(9,999)	(9,999)	--	Net Income (Loss)
(155,521)	(38,600)	(107,343)
			Net Loss per Common Share
(0. 014 )	(0.002)	(.007 )	Number of Share Outstanding
17,362 ,500	16,142,500	17,362 ,500

The following table presents a summary of our balance sheet data at December 31, 2010 and December 31 , 2011:

Summary Balance Sheet Data

	Years Ended December 31,

	2010	2011
Cash & Cash Equivalents & Short Term Investments	44,922	31,104
Intangible Property	45,625	90 ,500
Less Accumulated Amortization		(7,000)
Total Assets	90,547	114,604

Share Capital - Common	1,615	1, 736
Share Capital - Preferred		500
Paid in Capital	137,110	267,889
Accumulated Deficit	(48,178)	(155,521)

Total Stockholder's Equity	90,547	114,604

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

CASH AND CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization at December 31 , 2011, as follows:

•	Cash and cash equivalents $ 31,104
•	We have no short-term investments
•

 On a fully diluted basis including the number of shares into which the Class A Preferred Stock could potentially be converted in the future, we have 65,762,500 shares of common stock issued and outstanding on a fully diluted basis including and no stock options or warrants outstanding.

RISK FACTORS

An investment in iVoiceIdeas.com involves significant risks. You should read these risk factors carefully before deciding whether to invest in our company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

We face significant competition from other social networks.

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people using social networking tools on the Internet.   The social network business has major, well-funded competitors that include facebook, MySpace, LinkedIn, Groupon and Ning.  We face a risk that these better funded and established networks will introduce functionality similar to what we, as a much smaller company, are trying to provide to our users. If this occurs, it will make it very hard for us to attract users who are already registered with competing social networks. This would reduce or eliminate the advantages of differentiation that are inherent in iVoiceIdeas.com.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition for advertising dollars from companies that offer traditional media and content development as they expand their Internet presence.   Most large advertisers have set advertising budgets, a portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media.  If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

Our growth rate will be highly unpredictable and we don’t know when we will become profitable, if ever.

We have currently introduced the BETA version of our web site along with its functions, interfaces and tools.  It will need to be fully tested and we do not know how quickly it will be adopted by users in the market.  We believe we will need to have a substantial number of regular users in order to generate enough advertising revenue to become profitable.  This could take a long time and may never happen.  As a result, there is a high degree of uncertainty as to our future value which can only be determined based upon our future success, which is unknown.  To succeed our BETA site must successfully attract users and we must have sufficient funds to develop the next generation of our Web site.

We expect to generate revenue almost entirely from advertising.  The Internet advertising business is extremely competitive and crowded with better funded and more established competitors.

We expect nearly all of our revenue to be generated from advertising.  In order to generate advertising income, we must first procure a large number of users and establish a volume of traffic to our site that would interest advertisers.  Since only a small percentage of visitors actually click on Internet ads will need large volumes of traffic before we can generate any substantial revenue.  If we do not attract a large volume of users, we will not generate enough advertising revenue to be profitable.

We may encounter problems related to rapid growth.   If we fail to effectively manage our growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We hope to experience rapid growth in our users and operations.  This would place significant demands on our management, operational and financial infrastructure.  If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we would need to continue to improve our operational, financial and management controls and our reporting systems and procedures.  These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources.  If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock. We have not assessed the effectiveness of our disclosure controls and procedures or our internal controls over financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed.  We are a small, development stage company and there are many areas of our internal controls that need improvement.  Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.  We will not be required to provide a management report on internal controls over financial reporting until your second annual report and will be exempt from the auditor attestation requirements concerning any such report as long as we remain a smaller reporting company.  We have not assessed the effectiveness of our disclosure controls and procedures or our internal controls over financial reporting.

Our business will depend on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our base of users, advertisers and iVoiceIdeas.com users will be impaired and our business and operating results will be harmed.

We believe that we must build a strong brand identity to succeed.  If we fail to establish a brand that is widely recognized and respected by Internet users, we will not succeed as a business.   We also believe that maintaining and enhancing the “iVoiceIdeas.com” brand is critical to expanding our base of users and advertisers. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful.  In addition, we may not have sufficient funds to invest in building our brand.  We do not have a specific budget for brand development as this will depend on future events such as available funding, the number of registered users we have, our ability to attract press coverage from media and bloggers and future trends in social networking.

If we fail to promote and maintain the “iVoiceIdeas.com” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive.  Maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality products and services, which we may not do successfully. To date, we have engaged in relatively little direct brand promotion activities. This enhances the risk that we may not successfully implement brand enhancement efforts in the future.

If we lose key personnel or fail to attract new personnel capable of developing and marketing our social network, it will limit our ability to succeed in implementing our business plan.

Our future depends in large part on our ability to continue to develop software that users find attractive and to market our idea to interested users.  To succeed in this task, we must have qualified personnel capable of implementing these two tasks.  If we lose any of our current personnel and/or fail to attract additional personnel with the required talent as we grow, it will hinder our ability to succeed.

Our business may be adversely affected by malicious third-party applications that interfere with our receipt of information from, and provision of information to, our users, which may impair our users’ experience with our products and services.

Our business may be adversely affected by malicious applications that make changes to our users’ computers and interfere with the iVoiceIdeas.com experience. These applications have in the past attempted, and may in the future attempt, to change users’ Internet experience, including viruses, malware, trojan horses and other malicious software.   These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them.  The ability to reach users and provide them with a superior experience is critical to our success. This could result in a decline in user traffic and associated ad revenues, which would damage our business.

Our business is subject to a variety of U.S. and foreign laws, which could subject us to claims or other remedies based on the nature and content of the information searched or displayed by our products and services, and could limit our ability to provide information regarding regulated industries and products.

The laws relating to the liability of providers of online services for activities of their users are currently unsettled both within the U.S. and abroad.  Claims have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, patent, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by internet users.   If complaints result in liability to us, it could be potentially costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business.  In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise affect the growth of our business.

The application to us of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear.  Internet companies have been found liable for allowing advertising by unlicensed pharmaceutical providers, for example.  Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our users, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

Several other federal laws could have an impact on our business. Compliance with these laws and regulations is complex and may impose significant additional costs on us. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Any failure on our part to comply with these regulations may subject us to additional liabilities.

We also face risks associated with international data protection. The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our practices, which in turn could have a material effect on our business.

The initial stock issued to investors and those providing services to us is fully vested.  Because we do not use stock options to lock in employees they may not have sufficient financial incentive to stay with us, we may have to incur costs to replace key employees that leave, and our ability to execute our business model could be impaired if we cannot replace departing employees in a timely manner.

We have not issued stock options to any of our employees as a method of incentivizing them to remain with us based on the value of such options.  We may provide an incentive stock option plan for our employees in the future but we do not have one at the present.  If any members of our senior management team leave us, our ability to successfully operate our business could be impaired.  We also may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market.  This makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to be successful and increases the risk of your investment.

We are a development stage company that has not yet finished its product, launched its major web presence or generated significant revenue, our product is in the BETA stage.  As a result, we have very little operating history for you to evaluate in assessing our future prospects.  Also, we hope to derive nearly all of our revenues from online advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market.  We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

Our auditors have issued a going concern opinion because we need additional cash to continue operations.

We are not yet profitable and we will incur additional losses before we earn any profits.  This means we will need additional investment from sources such as this offering to fund operations or we will not be able to continue as a going concern.  If this offering is not successful or if we do not obtain additional investment to fund operations, we may not be able to continue our operations.

We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies and advertising media could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Risks Related to Our Offering

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become.  The initial trading price of our shares may not accurately reflect the value due to low liquidity and volatility in the market.

The trading price of our common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control.

These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•	Disruption to our operations or those of our iVoiceIdeas.com network operators.

•	The emergence of new sales channels in which we are unable to compete effectively.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Commencement of, or our involvement in, litigation.

•	Any major change in our board or management.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Changes in earnings estimates or recommendations by securities analysts.

•	General economic conditions and slow or negative growth of related markets.

Future sales of shares by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time.   Sales of our common stock in the public market after the restrictions described in this prospectus lapse, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions. None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements.

Recipients of shares registered in this Offering may experience substantial dilution in the book value of their investment.

The value of shares purchased in this Offering may be significantly diluted by future actions of the Board such as issuing shares for investment activities, public or private offerings or acquisitions that may be entered into in the future.  Any event that causes dilution in the value of the shares could impair the value of shares registered herein.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

If we raise less than the full amount of the Offering, we will not have as much money as we need to fund our budget.

Because this is a self-underwritten offering with no minimum amount required to be raised, it is possible we will raise less than the full amount of the Offering.  If this occurs, we will have less funds available to apply to the implementation of our business plan.  This would reduce our ability to execute our business plan as intended and would negatively affect our results of operations.  See, Use of Proceeds.

The price of the shares Offered in this Prospectus has been arbitrarily determined without reference to any outside valuation benchmarks.

The offering price of the shares offered in this Prospectus was established arbitrarily with no reference to external benchmarks or appraisals.  Consequently, the valuation of the shares does not necessarily bear any relationship to any objective measure of value nor can it be assumed to be indicative of any future value of the shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur additional legal, accounting and other expenses that we did not incur as a private company.  We will incur costs associated with our public company reporting requirements.  We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and FINRA.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The concentration of our capital stock ownership with our investors, executive officers, employees, and our directors and their affiliates will limit your ability to influence corporate matters.

We anticipate that our founders, executive officers, directors, beneficial owners (and their affiliates) and employees will together own approximately 22.7% of our common stock at the close of this Offering.   We have issued 5 million shares of Class A Preferred Stock representing 76 % of our issued and outstanding equity on a fully diluted basis.   Because this shareholder controls over 50% of our voting shares, they will hold voting control over matters submitted to the shareholders for a vote and will, therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future.  The Class A Preferred Stock will not be listed on any exchange or listing service and is not expected to have a market.  Class A Preferred Stock has liquidation preference superior to that of common shareholders.  This means that, if the company were to go bankrupt or enter liquidation, the Preferred shares would have first right to any assets of the company.  When this happens, the common shareholders generally do not receive any distribution when a liquidation event occurs.

The future issuance of additional preferred stock could adversely affect the rights of purchasers of our common stock.

We have an additional five million shares of preferred stock authorized but not issued.  The Board of Directors could issue these shares in the future and fix the rights and preferences of any new series of preferred stock in a manner that may dilute or adversely affect the rights and/or the value of the common shares without any vote of the shareholders.  For example, such shares could have certain voting preferences, dividend preferences or liquidation rights superior to those of common shareholders.  There are no agreements, understandings or plans to issue any new class of preferred stock, but there is a risk such shares could be issued in the future.

We do not intend to register a class of securities under Section 12 of the Securities Exchange Act which means you will have less information available than if we were registered as a Section 12 company.

We do not intend to register a class of securities under Section 12 of the Securities Exchange Act, which requires additional disclosure obligations.  As a result, for example, officers, directors and control persons will not be required to file Forms 3, 4, 5 & 6.  In addition, we will not be subject to the proxy rules which means shareholders may have less notice of pending matters and we will not be subject to the Williams Act.  We will comply with the more limited reporting requirements of Section 15(d) of the Securities Act.

Because we expect to have less than 300 shareholders of record at the time of our next annual meeting following the conclusion of this offering, we may not be required to continue filing annual and quarterly disclosure documents.  We would, at that point become a voluntary filer.  If we elect not to continue filing as a volunteer filer investors will be at increased risk due to the lack of disclosure and transparency that would result.

Provisions in our charter documents and under Nevada law could discourage a takeover that stockholders may consider favorable.

Our Bylaws and Nevada law allow the Board of Directors to issue additional shares of stock and to take other actions that might discourage a party attempting a hostile takeover of the company.  These actions, if taken by the Board may reduce the opportunity for a shareholder to realize the value of the transaction that might occur and could reduce the value of the shares held by existing shareholders.

We expect our stock to be subject to penny stock regulations and restrictions which we expect to reduce liquidity and make it more difficult for you to sell your shares.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share or and exercise price of less than $5.00 per share, subject to certain exemptions.  There is currently no market for our common stock.  If and when our stock is listed by a listing service, our common stock may be deemed a “penny stock” and be subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally individuals with a net worth in excess of $1,000,000, excluding the value of the primary residence or an annual income exceeding $200,000).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received their purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market (if a market for our stock ever develops).

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market for penny stocks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. In addition, a number of our “objectives,” “intentions,” “expectations” or “goals” described in “Auction Process” for qualification of bidders, the bidding process, the auction closing process, the pricing process and the allocation process are also forward-looking statements. These statements are based on current expectations or objectives of the auction process being used for our initial public offering that are inherently uncertain. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of $500,000 from our sale of the Common Stock offered by us in this offering, based upon an assumed initial public offering price of $0.05 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital for Web site development, management, marketing and operating expenses and to create a public market for our common stock which we hope will facilitate our future access to the public equity markets.

We currently have no specific budget for the use of the net proceeds of this offering. We anticipate that we will use the net proceeds received by us from this offering for general corporate purposes, including working capital.  If less than the full amount of the offering is received, we expect to prioritize the use of proceeds to complete the development of our Web site(s) and to grow our user base while maintaining corporate operations.   In addition, we may use a portion of the proceeds of this offering for acquisitions of complementary businesses, technologies or other assets. We have no current agreements or commitments with respect to any material acquisitions and have not talked to any potential acquisition target.

Anticipated Use of Net Proceeds
1.	Web site development	$100,000
2.	Personnel costs	150,000
3.	Marketing expenses	150,000
4.	General overhead and operating expense	100,000

Because of the no-minimum nature of the Offering, it is possible that less than all of the $500,000 will be raised in the Offering.  The table below sets forth our estimate of how the net proceeds will be used if less than all of the securities offered in this Prospectus are sold.

	Amount Sold	25%	50%	75%	100%
Web site development		$ 50,000	$ 75,000	$ 75,000	$ 100,000
Personnel costs		60,000	84,000	100,000	150,000
Marketing expenses		10,000	50,000	100,000	150,000
General overhead and operating expense		5,000	41,000	100,000	100,000
Total:		$125,000	$250,000	$375,000	$500,000

Pending such uses, we plan to invest the net proceeds in highly liquid, investment grade securities and deposit the balance in the Company’s bank account.  The anticipated use of proceeds does not include potential brand development or brand maintenance costs which we may incur in the future.

DETERMINATION OF OFFERING PRICE

     The offering price of the securities described in this Prospectus has been determined arbitrarily by our Board of Directors without reference to intrinsic value, market comparables or competitors which are already public companies.

DILUTION

If you invest in this Offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the adjusted net tangible book value per share into which the Units will convert subsequent to this Offering.  Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares issued and outstanding on a fully diluted basis.

Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value before the offering is:  $0. 002 , computed as total stockholders’ equity less goodwill and other intangible assets per share as of December 31 , 2011.   Assuming the sale by us of 10 million shares of common stock at an initial public offering price of $0.05 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at December 31 , 2011, would have been $ 531,104 , or $ 0. 019 per share of common stock.  This represents an immediate increase in pro forma net tangible book value of $0. 017 per share of common stock to our existing stockholders and an immediate dilution of $0. 031 per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per Unit:	$0.05
Pro forma net tangible book value per share as of December 31 , 2011	$0. 002
Increase in pro forma net tangible book value per share attributable to this offering	$0. 017
Pro forma as adjusted net tangible book value per share after the offering	$0. 019
Dilution per share to new investors	$0. 031

BUSINESS

Overview

Earnest Einstein, Inc. was incorporated on April 3, 2002 as a Nevada Corporation.  We acquired the rights to the ideas, designs and intellectual property related to iVoiceIdeas.com on June 15, 2009 in exchange for five million shares of common stock.  The Beta version of the iVoiceIdeas.com Web site was released to the public in early October 2011.

iVoiceIdeas.com’s aim is to become a technology leader focused on improving the ways people connect with information, develop new ideas and collaborate to solve global, national, business and local problems at all levels of society.   We believe that we represent significant innovation and improvement that provides an efficient platform for users to collaborate on the development of solutions, ideas and intellectual property and to make the results of their efforts widely available to others through the iVoiceIdeas social network.

We believe that with proper promotion and sufficient capital, our collaboration platform can become a major influence center among people engaged in the development of ideas, intellectual property and social and political issues.  We view our platform not only as a community of collaborative innovators, but as a major megaphone for the development of new, innovative ideas.  We see this as important to community leaders, writers, politicians, news people and citizens concerned about contributing to better communities.

We have developed our Beta site but have not begun generating revenue from operations.  We expect to generate revenue by delivering relevant, cost-effective online advertising.  Businesses will be able to target advertising to potential customers based on key words and topics relevant to that business’s products and services.  We expect to initially use existing advertising platforms as feeds to our Web site on a profit sharing basis, such as Google Adwords, Yahoo and MSN.

Our Mission

Our mission is to provide two important values through our Web sites:

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First, we want to deliver efficient, user-friendly platforms for innovation and the development of ideas and solutions to important problems facing, nations, states and communities as well as individuals.  By allowing people from all over the world to work together on forging new ideas, we believe better ideas will be available for implementation at all levels of society.

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Second, we have integrated a voting and ranking system on our Web sites to allow users to identify the best ideas and solutions to problems that interest them.  Users will be able to browse the highest vote getting ideas and innovations and as the size of an idea’s support base grows through the voting system, the more important that idea will be to news organizations, decision makers, politicians and businesses.  This is how we see the site developing significant social impact as its content grows.

We believe that the most effective, and ultimately the most profitable way to accomplish our mission is to put the needs of our users first.  We believe that offering a high-quality user experience leads to increased traffic and more passionate users for any Web site.  We believe that our user focus is the foundation of our future success. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

How We Provide Value to Users, Advertisers and Web Sites

Our Users

We aim to serve our users by developing products that enable people to collaborate and develop new ideas, innovations and intellectual property while building a platform where those ideas can be heard and discovered.  We expect to place a premium on ideas that matter to many people and have the potential to improve their lives, especially in areas in which our expertise enables us to excel.

          We believe that millions of people around the globe have good ideas and solutions to problems that don’t get heard because there is not a platform where their voice can be heard.  We believe these individuals will welcome the opportunity to discuss their ideas and to collaborate with other people from around the world in improving those ideas and developing a voice for good ideas that can be heard by decision makers.

We also think that users will enjoy the creative experience of launching a new idea, a solution to a problem they care about or a new invention and seeing it grow as others participate in its development, vote on its merit and comment on it both on the Web site and, eventually beyond the scope of our own Web sites.

Some of the key benefits we offer to users include:

Problem, Issue, Idea Platform.  The core value we offer to users is the ability to initiate and develop ideas, projects and inventions using a collaborative platform that allows multiple participants to actually contribute to the growth and development of a new idea or solutions.  We believe this feature is critical to our business model because many good ideas originate from obscure locations or individuals and never find a voice and are never refined because they have no place where they can be developed and delivered to a broader public.  This platform will provide individuals with good ideas and innovative solutions a place where they can turn those ideas into reality through interaction and collaboration with other, like-minded individuals, from around the world.  We use the power of crowd sourcing to identify the ideas that have the most merit.

Relevant and Useful Information.    Our technology is open to a vast number of topics and ideas for people who are interested in issues, ideas and solutions. This is an area of continual development for us.

Public Voice to Build Consensus.  In addition to providing a collaborative innovation platform, we invite visitors and users to vote on the quality of ideas, projects, solutions and inventions.  The number of votes for each project gives us a way to rank projects from our sites in popularity and to highlight the most popular sites.  This increased visibility is important to getting an idea or solution heard by decision markers at all levels of government and business.

Objectivity.    We believe it is very important that the user experience users have on iVoiceIdeas.com is produced with only their interests in mind. We do not accept money for search result ranking or inclusion. We do accept fees for advertising, but it does not influence how we generate our ranking of projects and ideas. The advertising is clearly marked and separated.  This is similar to a newspaper, where the articles are independent of the advertising.  Some of our competitors charge web sites for inclusion in their indices or for more frequent updating of pages. Inclusion and frequent updating on our site is open to all free of charge. We apply these principles to each of our products and services.

Access.    We will strive to provide iVoiceIdeas.com worldwide through the Internet.  Users can visit our sites from anywhere in the world subject to their access to the Internet and governmental regulations that may restrict access in some places like North Korea and China.  When we have completed the BETA phase of our iVoiceIdeas site development, we expect to begin offering the site in other languages such as Korean and Spanish as soon as possible.  In the near term, we do not expect to recover our costs related to providing our services in foreign countries because of a more limited advertising base but we feel that the input and ideas from these sources will enrich the user experience for everyone.

Ease of Use.    We have devoted significant efforts to create a streamlined and easy-to-use interface. We have also created many features that enhance the user experience.  Our products present these features when we believe they will be most useful, rather than promoting them unnecessarily.

Advertising Business Model

Most forms of media are supported by advertising.  For example, radio, television, magazines, newspapers and most major Internet sites are supported by advertising revenue.  This is the same model we expect to produce most of our future income as our user base grows.  We believe success is about the quality of users and value to the advertiser.  We initially expect to use advertising platforms with proven success such as Google, Yahoo and MSN to place ads on out site.  We will pay them a percentage of the ad revenue and collect the rest as income for us.  Internet advertising has grown in popularity in the last five years as more and more businesses elect to advertise online.

Web Site

Our current BETA site is www.iVoiceIdeas.com.

About iVoiceIdeas.com

iVoiceIdeas.com is our primary brand and primary Web site.  This site contains a social network core much like Facebook, LinkedIn, Orkut and others but it is distinct in some very important ways.  The social network functions allow users to post personal information, find and communicate with other users, form groups, organize events and perform other social functions.

What is different about iVoiceIdeas.com is its insular focus on new ideas and solutions to problems people face at a global, national, state and local level.  Here users can interact on issues of the economy, jobs, politics, poverty, security, family life, entertainment, travel, and the list can go on as far as the user wants to pursue new ideas.  Layered on top of this idea-focused community are collaboration tools that allow a user to invite other participants from all over the world to collaborate and contribute to the development of their idea, problem or solution.

A major site that has used this crowd-sourcing approach to building valuable content is Wikipedia.com.  This site has millions of entries in multiple languages all developed by users who provided the input, definitions and editing that have made this site a primary reference source around the world.  The iVoiceIdeas collaboration tools are intended to have the same result with people actively participating in the development of world-class solutions through wide participation and crowd-sourcing.

Users are then invited to vote on the quality of each idea, discussion, project or invention on a 1-5 scale.  The vote totals from user votes are used to rank ideas by popularity and quality through user input.  The most popular ideas (those getting the most votes) will be featured on the home page and in search results of the Web site so that the best ideas will get the most exposure.

In addition, we provide a unique ‘dashboard’ function that allows active users to which ideas or problems appear in which order on their personal page.  It also allows users to determine who can see each idea or problem.  For example an idea can be available only to a private group; to selected groups or to the public.  The dashboard allows users the ability to control who sees what on their page and in what order the information appears.  Different users will see different ideas and problems depending on the settings selected in the dashboard.

It is the goal of iVoiceIdeas to build enthusiasm for good ideas through this ranking system to the degree that decision makers, pundits, writers, news people and politicians will have to be knowledgeable about what ideas from the community have the most support.  When voting reaches critical mass, the results of user’s opinions will become too important to ignore.  At that point, iVoiceIdeas will be influential in influencing policy and decisions that affect people’s lives around the world.

Our product development philosophy is centered on rapid and continuous innovation, with frequent releases of improvements and new projects expected based upon our ability to finance continued development and to manage the growth of our present sites.  We take technology innovation very seriously.  We expect to compete aggressively for talent because we believe talented people drive innovation.

 Marketing

We believe that building a trusted, highly recognized brand begins with providing high-quality products and services that make a notable difference in people’s lives.   Our Beta sites will be marketed primarily by word of mouth and through the development of relationships with technology bloggers.  Because users will be promoting the development of their own ideas and projects, we expect a high level of loyalty from users who will want to encourage friends to contribute to their project and to vote for it so that it will receive a higher ranking.  We expect this to work as a viral marketing strategy.  This grass-roots strategy is expected to provide a low cost way to increase our user base as we grow.

One core component of our marketing strategy is to roll out iVoiceIdeas on a city-by-city basis much like Facebook rolled out on a college-by-college basis.  We believe that, by focusing on one city at a time, we can build cohesion and enthusiasm for issues, problems and solutions that have emotional importance to the inhabitants of that city.  This will allow us to generate publicity and news coverage that will assist us in procuring new users.  As we add cities, we expect our user base to grow rapidly.

In addition, we expect to sponsor numerous contests with monetary prizes to incent users to participate in launching new ideas and new projects related to the topic of the incentive.  For example, the U.S. needs the creation of new jobs.  Users can launch projects and ideas related to how government can facilitate job growth with a prize going to the idea getting the most votes from users of the Web site.

Competition

We face formidable competition in every aspect of our business, and particularly from other social networks that are much better funded and much better established than iVoiceIdeas.  Some of the biggest social networks are Facebook, MySpace, Google+, LinkedIn, Groupon, AOL and others.  We must compete for users with other social networks and collaboration sites, many of whom are not known to us at this time.  We will also be competing for advertising dollars with the largest and most successful Web sites on the planet.  In light of this competitive landscape, we must successful carve out a niche in which we can be a leader and attract a loyal base of passionate users.  If we fail to achieve this, we will not generate enough revenue to survive as a going concern.

We compete to attract and retain relationships with users, advertisers and web sites. The bases on which we compete differ among the groups.

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Users.    We compete to attract and retain users of our collaborative idea and problem-solving platform.   Most of the services we offer to users are free, so we do not compete on price. Instead, we compete in this area on the basis of the relevance and usefulness of our community and the collaboration tools we provide as well as upon the strength of our user generated content.

•

Advertisers.    We compete to attract and retain advertisers. We expect to compete in this area principally on the basis of the return on investment realized by advertisers who want to reach our user base of idea driven, educated, engaged consumers.

We believe that we will compete favorably on the factors described above. However, we will need a successful marketing program in order to acquire enough users to be an attractive platform for advertisers.   Our industry is evolving rapidly and is becoming increasingly competitive.  Larger, more established companies than us are increasingly focusing on innovation and we may encounter new competitors with whom we cannot successfully compete.

 Intellectual Property

We do not currently own any patents.  We own several URL’s and we rely upon a combination of trademark, copyright and trade secret laws in the U.S. and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our ideas. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we rigorously control access to proprietary technology.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights and trademarks and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use.

Employees

We have outsourced the software and Web development of most of our initial Beta sites using contracted programmers and have two full time contract employees at this time.  We have found that, as a new company with limited resources, we can produce a better product by hiring a highly experienced developer on an hourly basis than by trying to hire in-house talent.

We will continue to try to minimize corporate hierarchy and rapid growth in our employee base in order to maintain greater control over budget and expenses.  None of our current employees are compensated on a full-time basis and each is engaged in other activities at least part of the time.

Legal Proceedings

 We are not engaged in any legal proceedings or lawsuits and management is not aware of any claims or pending litigation related to the business.

Facilities

We rent a corporate office at the Arboretum Great Hills, 9600 Great Hills Trail, in Austin, Texas 78759 ..  We do not own any real estate or office space.  Since we are an Internet company, our employees are able to perform necessary tasks from remote locations.  In addition, we outsource our primary programming and Web development functions.

Government Regulation

We are subject to a number of foreign and domestic laws that affect companies conducting business on the Internet. In addition, because of the increasing popularity of the Internet and the growth of online services, laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world.

In the U.S., laws relating to the liability of providers of online services for activities of their users are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by users. In addition, several other federal laws could have an impact on our business. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Existing or new legislation could expose us to substantial liability and restrict our ability to deliver services to our users.

We are also subject to international laws associated with data protection in Europe and elsewhere and the interpretation and application of data protection laws is still uncertain and in flux. In addition, because our services are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

iVoiceIdeas delivers collaborative innovation and social networking tools for the development of new ideas.  Our service is delivered on the Internet.  We focus on the development of new ideas using social networking and collaboration plus crowd sourcing.  Our goal is to find the best ideas and solutions available on any subject.

In addition to building a community of ideas, we believe in the creative use of crowdsourcing to solve problems of national and local importance to our users.  We deliver unique collaboration tools to allow groups to develop projects and ideas together.

Our goal as a company is not only to create an interesting social environment for ideas, but to be an important place for new ideas to be developed and heard by policy makers at every level and within any organization.

Our primary URL is www.iVoiceIdeas.com.

 We serve three primary constituencies:

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Users.    We provide users with tools that stimulate problem solving, innovation, collaboration and the development of solutions to problems of national, and local importance as well as ideas and solutions related to business and community.

•	Advertisers. We will provide advertisers a platform where they can reach our users with information regarding their products and services.

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Readers.    We provide casual readers as well as those seeking the latest trends and solutions to national and local problems a place where they can see what ideas are being rated most highly by our reader and users.   Our design is aimed at making the Web site interesting to casual readers while encouraging them to vote on the ideas they feel have the most merit.

We were incorporated in Nevada in 2002.

Plan of Operations

We launched our BETA site in early October 2011.  We are a social network, focused on collaborative development of ideas and solutions of interest to users.  Our content will be generated by users.  These users will also be able to collaborate on ideas and solutions to problems as well as to vote on the ideas they like the best.  Ideas with the most votes in each subject category are presented on the home page for greater exposure.  We expect the site to focus on the needs of communities as well as on political, social, financial and personal issues of interest to our users.

We expect the proceeds of this offering to fund the costs of operations for more than the next twelve months.

During the next twelve months, we plan to improve the performance and functionality of our Web site during the BETA phase in preparation for a larger public launch of the Web site after it is redesigned to overcome any issues, problems or opportunities identified during the BETA phase.  We have not defined a specific length of time during which we intend to operate in BETA format.  We expect that time line to be determined by user response, available funding and the time needed to develop the post-BETA public release version of the Web site.  We are seeking to attract a modest user base during BETA so we don’t overload the system before confirming its capacity to handle the growth in traffic.  The information we gain from this experience will assist us in developing the full version of the Web site for release in 2012.

Our Web site will be supported by advertising revenue.  However, during the BETA phase and early development, we do not expect this income to be substantial because the amount of traffic to the Web site will be small.  We estimate that we will need more than two million users in order to attract enough advertising to fully support us financially.

Marketing. We expect to market our functionality on a city-by-city basis as a way to give focus to the initial marketing and as a way to stimulate user interest.  As we complete the development of our commercial web site during the BETA phase, we will complete the planning and strategies related to marketing its web sites and functions to key communities to whom we expect to provide the platform needed for rapid growth in users and content.  By way of analogy, Facebook uses a marketing strategy of focusing on developing college campuses as cohesive user groups in order to grow its user base rapidly.  In a similar way, we expect to use large municipalities as homogeneous groups with shared concerns about issues related to their communities in order to grow our user base.  By using this method, we hope to see the same type of rapid growth that was experienced by facebook during its early roll out.

Liquidity and Capital Resources

From inception to date, our only source of cash to fund operations has been from investors through the sale of our securities to them.  When we launched the development of the iVoiceIdeas Web site in 2009, we received an initial contribution of share capital of $100,000 from an accredited investor who purchased 10 million shares of common stock at $0.01 per share.   These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.  We paid five million shares of common stock to acquire the intellectual property, design and ideas related to our business in June of 2009.  At the end of 2010, we received an additional investment from an investor of $20,000 for one million shares of common stock priced at $.02 per share. These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.  We later agreed to repurchase then one million shares from this investor (an unrelated party) for $210,000 so they are no longer issued and outstanding.  The shares were sold to this investor on December 28, 2010 for $20,000 and the repurchase of these shares occurred on January 27, 2011.   Specifically, the company elected to repurchase these shares at the request of the investor who, for business reasons not related to the company, no longer wanted to be a shareholder.  The company did not want to have a reluctant shareholder in the company and, therefore agreed to repurchase the shares.   The criteria considered included the expectations of the company for future growth, the importance of continuing the company’s forward momentum without any distractions or delays, and the resources available to the company at the time of the decision.   The amount paid to repurchase these shares was determined through an arms length negotiation and with approval of the Board of Directors.   Although the repurchase price was higher than the purchase price and the valuation of other equity transactions, the company felt it was in the best interests of the company and its shareholders to repurchase the shares and move on with the development of its social network.   In 2011, we agreed to issue five million shares of Class A preferred stock to an investor in exchange for $225,000.  In December 2010, we issued 142,500 common shares at a value of $0.05 per share to an investor in exchange for $7,125. These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.  We have issued 20,000 shares for services to various persons who helped with our site design.  In August 2011 we issued 600,000 shares of common stock to an investor at $0.05 per share ($30,000). These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.  In October 2011 we raised $40,000 at $0.05 per share and likewise in December we raised an additional $40,000 at $0.05 per share.

 Stock-Based Compensation.    We made stock grants totaling 20,000 shares at valuations determined by our Board of Directors to employees, developers, key personnel and consultants.  See,  “Critical Accounting Policies and Estimates—Stock-Based Compensation.”

In 2011, we issued a total of 20,000 shares of common stock to seven individuals for services they had provided in helping us develop the concepts for iVoiceIdeas.com.

As of December 31, 2010 , we had cash on hand of $ 44,992 ..

As of December 31, 2011, we had cash on hand of $ 31,104 and no debt or unpaid liabilities and no warrants or options outstanding.

We do not have any debt or long-term liabilities at this time.  We have paid for our operating expenses as we progressed toward the BETA launch.  We do not currently have any plans to use debt financing because we feel that it increases the financial risk related to the ownership of our common stock.  Because social networks are viewed as a growing industry today, we have not had problems raising the capital we needed thus far.  However, this could change in the future if the public mood or attitude related to social networks changes in the future.

We expect the proceeds of this Offering, if fully subscribed, to be sufficient to fund our operations for at least the next 18 months.  If this offering is not successful in raising the funds projected, we will need to seek other sources of financing which may or may not be less favorable to the current shareholders.

Capital Resources

We expect the proceeds of this offering to be our primary source of liquidity for the next eighteen months.  We expect to need a minimum of $500,000 for operating costs in order to continue to develop our product and deliver it to the market over the next 12 months.  Beyond this, our growth will be affected by the amount of money we can invest in marketing our site to potential new users.  If we do not have substantial capital for marketing, our growth will be slower.  This is more cash than we have on hand and we expect to use the proceeds of this Offering for this purpose.  In addition, we can accelerate the marketing of iVoiceIdeas with additional funds as well as develop additional product offerings we believe will be of interest to our users if we are successful in acquiring additional capital through this offering.

We expect it to be at least 18 months (and maybe longer) before we can grow advertising revenue to the level where we will be cash flow positive.  That means we will need investment income from this offering and from other sources to establish ourselves as a successful business during this interim period.  Although this is typical of Internet companies, we must continue to acquire capital through the sales of stock in order to sustain operations during this interim period.  This may cause additional dilution to investors who purchase shares in this offering if we must sell shares at a lower price at a later date in order to obtain the capital we need to continue to execute on our business plan.

Long-term, we expect our primary source of revenue to be from our advertisers.  We are just launching our initial BETA site, so we do not have any advertising revenue during the reporting periods since we were developing our business model and technology.  This aspect of our business will need to be developed successfully over the next few years in order for us to succeed on a long-term basis.  We do not have any long-term debt or contract obligations.

 Trends in Our Business

Our business has currently launched the Beta version of our first primary Web site.  We are accepting our first customers and garnering feedback from them on ways to improve the site’s performance.  We expect to incorporate much of this information into future versions of our site before our official launch.

We expect to take 18 to 24 months to grow our user base to where it will support advertising revenue sufficient to pay expenses.  We anticipate that we will need to procure additional capital after we complete our Beta launch to cover operating expenses from the time we introduce the next version of the site to the public and when we reach profitability.

Growth and Valuation Model

Social networks have received publicly priced investments recently, which provide a contemporary benchmark on user valuation.  The largest of these are Facebook, Groupon and LinkedIn.   These companies are much larger than we are, so it is not reliable to make direct comparisons as to user value.  However, one  valuation metric commonly used in valuing similar companies is the number of users.  We cannot predict accurately how fast we will grow nor how much our per user value multiple will be in future periods.

Provision for Income Taxes

The Company has incurred losses since inception and therefore, has not been subject to payment of federal income taxes. As of December 31, 2010 and December 31, 2011, the Company estimates an accumulated net operating loss (“NOL”) carryforward of approximately $ 21,401 and $95,664 respectively, resulting in deferred tax assets of approximately $ 7,490 and $ 33,482 , respectively. The carryforwards, if not utilized, begin to expire in 2031. Because tax laws in the United States limit the time during which an NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of NOL and tax credits for federal income tax purposes. Deferred tax assets are not recognized in the above financial statements since they are contingent.  The Company has adopted section 197 of the US Tax Code regarding amortization of capitalized software costs over a period of 15 years and under guidance of the section, incurred tax amortization of $1412 for the year ended December 31, 2011.

Because tax laws in the United States limit the time during which “NOL” and tax credit carryforwards may be applied against future taxable income and tax liabilities, we may not be able to take full advantage of “NOL” and tax credits for federal income tax purposes.  Deferred tax assets are not recognized in the above financial statements since they are contingent.

A reconciliation of the federal statutory income tax rate to our effective tax rate is set forth in Note 2 of Notes to Consolidated Financial Statements included in this prospectus.

Off-Balance Sheet Entities

As of the date of this prospectus, we do not have any relationship with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

 Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities.  In many cases, we could reasonably have used different accounting policies and estimates.  In some cases changes in the accounting estimates are reasonably likely to occur from period to period.  Accordingly, actual results could differ materially from our estimates.  To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.  We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below. Our management has reviewed our critical accounting policies and estimates with our board of directors.  (See, Note 2 to our Financial Statements.)

Stock Issued and Stock-based Compensation

We have 17,362 ,500 shares of common stock issued and outstanding as of December 31 , 2011 and five million shares of Class A Preferred Stock.  We have no options or warrants issued or outstanding.  We have 11 shareholders of record prior to the Offering.  We are authorized to issue up to 190 million shares of common stock and up to 10 million shares of preferred stock by our articles of incorporation.

Accounting for Stock-Based Awards to Employees

We have not granted any stock options as of December 31 , 2011.  In the future, we may grant stock options at exercise prices equal to the value of the underlying stock as determined by our board of directors on the date of option grant. For purposes of financial accounting, we will apply hindsight to arrive at reassessed values for the shares underlying our options and issued under other transactions. There are two measures of value of our common stock that are relevant to our accounting for equity compensation relating to our compensatory equity grants:

•

The “board-determined value” is the per share value of our common stock determined by our board of directors at the time the board makes an equity grant, taking into account a variety of factors, including our historical and projected financial results, comparisons of comparable companies, risks facing us, as well as the liquidity of the common stock.

•	The “reassessed value” is the per share value of our common stock determined by us in hindsight solely for the purpose of financial accounting for employee stock-based compensation.

We will record deferred stock-based compensation to the extent that the reassessed value of the stock at the date of grant exceeds the exercise price of the option. The reassessed values for accounting purposes are determined based on a number of factors and methodologies. One of the significant methods we will use to determine the reassessed values for the shares underlying options is through a comparison of price multiples of our historical and forecasted earnings to certain public companies involved in the same or similar lines of business. The market capitalizations of these companies has increased significantly in recent years which would contribute significantly to the increase in the reassessed values of our shares. We also considered our financial performance and growth.  If our revenue and earnings grow it will contributed significantly to the increase in the reassessed values of our shares. We may also retain third party advisors to provide contemporaneous valuation analyses. Please note that these reassessed values are inherently uncertain and highly subjective.

Accounting for Stock-Based Awards to Non-employees

We will measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned, at which time we recognize a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the reassessed value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. As there has been no public market for our stock, our assumptions about stock-price volatility are based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our stock-price volatility should we become a publicly held company.

Effect of Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a standalone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The guidance in Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have an impact on our financial statements. See the further discussion in Note 1 of Notes to the Consolidated Financial Statements included as part of this prospectus.

During November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 (FIN 45). FIN 45 elaborates on the existing disclosure requirements for a guarantor in its interim and annual financial statements regarding its obligations under guarantees issued. It also clarifies that at the time a guarantee is issued, the guarantor must recognize an initial liability for the fair value of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees of third party obligations issued or modified after December 31, 2002, and the disclosure requirements apply to such guarantees outstanding at December 31, 2002.  We adopted the provisions of FIN 45 at January 1, 2003. The adoption of this Interpretation did not have an impact on our operating results. See further discussion regarding indemnifications in Note 7 to the Notes to the Consolidated Financial Statements included with this prospectus.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 clarifies the application of Accounting Research Bulletin No. 51. This Interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack specified characteristics. We do not have any variable interest entities.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on our financial statements.

PLAN OF DISTRIBUTION

We are offering the shares on a "self-underwritten" basis solely through the officers and directors named in this Prospectus.  Our officers and directors will not receive any commissions or other remuneration of any kind in connection with his participation in this offering based either directly or indirectly on transactions in securities.  When issued the Shares have been duly authorized by all necessary corporate action, and will be validly issued, fully paid and non-assessable.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. This offering will terminate upon the earlier to occur of (i) 90 days after this registration statement becomes effective with the Securities and Exchange Commission, (ii) the date on which all 10,000,000 shares registered hereunder have been sold.  We may, at our discretion, extend the offering for an additional 90 days.

We anticipate that we will be initially offering our securities in the State of Nevada. Once this Registration Statement is effective, and if our Board of Directors believes that there is sufficient interest in us to offer our securities in the state of Nevada, we will register with the state of Nevada under 'blue sky' laws. However, we have not yet applied for 'blue sky' registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in Nevada or any other state in the United States.

Our officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

1.	None of our officers or directors is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2.

None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	None of our officers or directors will be at the time of participation in the offering, an associated person of a broker-dealer; and

4.

Our officers and directors, meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on our behalf, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers, directors, control persons and affiliates do not intend to purchase any shares in this offering.

If applicable, the shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in those jurisdictions in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those jurisdictions.

In addition and without limiting the foregoing, we will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.  We will not use public solicitation or general advertising in connection with the offering.  Once this registration statement is declared effective by the SEC, we anticipate inviting interested parties to review the registration statement.  Initial introductions to interested parties will be made through verbal communications.

This offering will continue for the longer of: (i) 90 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 10,000,000 shares registered hereunder have been sold. We may at our discretion extend the offering for an additional 90 days.

Subscription Procedure

Each subscriber to this offering must execute and deliver to us a copy of the Subscription Agreement attached to this registration statement as exhibit 99.1. We will review the materials and, if the subscription is accepted, we will execute the Subscription Agreement and return a copy of the materials to the subscriber.  We retain have the right to accept or reject any subscription, in whole or in part. An acknowledgment of the acceptance of a subscription will be returned to the subscriber promptly after acceptance.

Payment for the amount of the shares subscribed for shall be made at the time of delivery of the properly executed Subscription Agreement by check, bank draft or wire transfer of funds immediately available us at the address set forth in the Subscription Agreement or to an account specified by the Company.  The date upon which the transaction contemplated by the Subscription Agreement shall become effective (the "Closing") will occur on such date or within such period as may be specified at our discretion with written notice to the Subscriber.  There is no minimum aggregate amount of Shares which must be sold as a condition precedent to the Closing, and we may provide for one or more Closings while continuing to offer the Shares that constitute the unsold portion of the Offering.

We do not expect to incur selling expenses or commissions related to the sale of securities described in this Prospectus.

Estimated Costs Related to the Offering
Registration Costs	Transfer Agent Fees	Legal Fees	Accounting fees
$97	$10,000	$5,000	$5,000

Qualitative and Quantitative Disclosures about Market Risk

Following the effective date of this Prospectus, we expect a market maker to request listing on the OTCBB and OTCQB listing services.  We have no agreement with any market maker at this time.  We do not expect to face quantitative risk related to changes in currency exchange rates in the next twelve months nor do we face significant risk from changes in interest rates since we do not have any debt instruments.  As a publicly traded entity, we may face risks from qualitative and quantitative equity security prices since we will not have control over the price of our common stock as it is traded in the market.  If our common equity price is volatile or if our equity is priced too low by the market, it could substantially affect how we are perceived and our ability to raise money in the future from the additional sale of securities either privately or to the public.

Interest Rate Risk

We expect to invest our excess cash in a variety of securities, consisting primarily of investments in interest-bearing demand deposit accounts with financial institutions, tax-exempt money market funds and highly liquid debt securities of corporations and municipalities. By policy, we limit the amount of credit exposure to any one issuer.

Investments in both fixed rate and floating rate interest earning products carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due in part to these factors, our income from investments may decrease in the future.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of December 31 , 2011 are as follows:

Name	Age	Position
Maurice Stone	52	Director, Chief Executive Officer and President

Kathryn Gilchrist	36	Director, Principal Accounting Officer and Secretary

Angela Gilchrist	39	Director

1.

Maurice Stone became a Director and the Chief Executive Officer and President on October 1, 2011.

2.

Kathryn Gilchrist is the former President and has been a Director since 2009.

3.

Angela Gilchrist was appointed as a Director on October 1, 2011.  She is the sister of Kathryn Gilchrist.

Note:  Kathryn Gilchrist and Angela Gilchrist are sisters.

Board of Directors

Our bylaws provide that the authorized size of our board of directors, which is currently three members, is to be determined from time to time by resolution of the board of directors. Our current directors were elected in the manner described in our certificate of incorporation and bylaws of the corporation. The holders of a majority of our preferred stock have sufficient votes to control the election of Directors.

Maurice Stone, 52, Chairman.

Maurice Stone is a senior management executive with over 30 years of extensive entrepreneurial and business management experience. He maintains an excellent background in business planning, financial planning, market analysis, media presentation, and the activities needed in structuring and implementing a medium to large scale multi-site business.  He has served as a principal and/or senior manager within private and publicly-traded enterprises.  We feel this qualifies him to bring significant professional experience to the oversight of our company by way of his management experience in other market driven public companies.

In addition to serving as the President, CEO and Chairman of iVoiceIdeas, Inc. Mr. Stone also serves on the Board of Directors of the National Black Chamber of Commerce and is the Chairman of its Energy Committee focused on obtaining Local, National, and International contracts for Chamber member companies. The Energy Committee’s purpose is to investigate energy-related topics and return summary issues and opportunities to the Chamber membership. In addition, the Committee can identify key issues and bring in appropriate expertise including consultants and vendors to assist member companies in their pursuit of contracts.

Presently, he serves on the Boards of Directors of several companies.  He is a knowledgeable and sought after motivational and inspirational speaker on economic development, community development, and other prominent socio-economic issues.  In addition, he, along with the companies he has represented, has received a number of awards for high achievement and excellence in business and innovation.

Formerly, Mr. Stone was the President of National Clean Fuels, an emerging alternative energy company intent on commercializing and distributing cutting edge alternative energy technologies domestically, as well as internationally. From May 2002 to November 2007 Mr. Stone served as Chairman and Chief Executive Officer of Intrepid Holdings, Inc.  From March 2005 to November 2007, he served as CEO of Cornerstone Services Group, Inc., Houston, TX.  Mr. Stone experienced a personal bankruptcy in the last five years.

From January 2000 to April 2002, he was Chief Executive Officer of First Genesis, Inc. where he was responsible for the overall management and supervision of the company’s information technology service offerings.  During his tenure the company’s revenue increased by 200%.   From March 1996 to January 2000, Mr. Stone served as an Executive Officer with Intelligent Medicine, Inc. and Telemedicine Solutions International, Inc. where he negotiated and delivered the company’s telemedicine contracts to the State of Texas, Howard University, and the US Virgin Islands.  From 1983 to 1989, Mr. Stone served as General and Limited Partner of River City Broadcasting, Ltd.  While there he participated in comparative hearings at the Federal Communications Commission, aided in creating the company’s business and marketing planning documents for the operations of an ABC-TV affiliate, and successfully negotiated the purchase and subsequent sale of the company’s rights to Gillette Broadcasting.

Mr. Stone began his business career in 1981 through 1984, as a Marketing Representative for IBM Corporation where he was responsible for the selling of large-scale computer systems and information technology services.  He successfully represented the company to the Federal Express Account Team, Union Planters Bank, The Federal Reserve Bank, Hunter Fans, and Terminex Pest Control.  In addition, he served as a college intern to the company from 1978 to 1980.

Mr. Stone earned his B.S. degree in electrical engineering, with a minor in Finance from Memphis State University in 1981.  He also received training, certifications, and diplomas in Finance, Marketing, and Business Administration from IBM’s Corporate Training School (Endicott, NY; Cambridge, MA; and Irving, TX) in 1982 and he attends multiple finance and business strategy seminars, classes, and training sessions.

Kathy Gilchrist, 36 , Principal Accounting Officer, Secretary and Director

Kathy Gilchrist is the owner of online marketing firm, Online Results, LLC, which she founded in 2008.  She is an Internet entrepreneur active in the development of Internet businesses and marketing.   Online Results is a pay-per-click management advertising company.  Prior to founding Online Results, Ms. Gilchrist was a Microsoft GP Consultant for Syvantis Technologies, LLC located in Brainerd, Minnesota form 2007 to 2008 where she performed accounting software conversions and system implementations as well as accounting functions.  Prior to that, she was a Financial Accountant for HSBC/Metris Company in Minnetonka, Minnesota from 2004-2006 where she was responsible for validating a large volume of daily banking activity, monitoring fraud reports, project management and Sarbanes-Oxley compliance.  Her experience with Sarbanes-Oxley and her familiarity with accounting principals led the Company to identify her as a person whose qualifications, attributes and skills would help the Board of Directors in the execution of its duties.

She has served on the Board of the Pine River-Backus Family Center, a non-profit organization dedicated to family issued for five years.  She also served for three years on the Board of the Pequot Lakes Schools Parent Teacher Association.  She earned a B.A. in Business in Accounting and Finance from Georgia State University in 2002 and is currently pursuing an M.B.A. in Accounting at the University of Phoenix.

Angela Gilchrist, 39, Director

Angela is currently an entrepreneur pursuing a variety of startup ventures.

Previously, Angela was the Director of Operations Project Management at Boston Scientific’s Cardiac Rhythm Management (CRM) division from 2009-2010. In this role, Angela led major projects for all of the CRM global manufacturing plants, including the operations portion of a global SAP overhaul. She also created and drove the ten year vision for CRM Operations Information Systems.

Prior to that, Angela was the Director of Manufacturing Production for Boston Scientific CRM’s St. Paul, Minnesota plant from 2008-2009. She was in charge of the manufacturing assembly lines, the product builders that work on the assembly lines, the Production Training department, the Industrial Engineering department, and the Lean processes and tools used in manufacturing.

Prior to that position, Angela worked as the Director of Operations in Boston Scientific CRM’s Dorado, Puerto Rico plant from 2006-2008. In this role, Angela had responsibility for the same functions as in the St Paul plant, plus the manufacturing engineering and supply chain departments. Prior to her role in Puerto Rico, Angela served in various positions in Boston Scientific since 2002, including Software Engineering Manager and Operations Manager.  Her experience with complex tasks within the context of a major public corporation led the Company to see her as an asset in providing strategic insight as the company grows and represents those qualifications and attributes that we felt made her a beneficial addition to the Board of Directors.

Before joining Boston Scientific, Angela was Executive Director for the Sexual Violence Center, a Minnesota nonprofit organization. Prior to that assignment, she worked at CyberOptics Corporation, an electronics inspection equipment company, where she gained six years of experience in various manager and director level roles, with responsibilities for mechanical, electrical, optical, and software engineering as well as project management functions.

Gilchrist earned a B.S. in Mechanical Engineering from Boston University, and is currently pursuing an M.B.A. at the University of Minnesota’s Carlson School of Management.

Committees of the Board of Directors

Our board of directors acts as a whole in regard to the duties of the audit committee, compensation committee, nominating and corporate governance committee.

Audit Committee

Our audit committee’s main function will be to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities will include the following:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.

We intend to comply with future audit committee requirements as they become applicable to us.

Leadership Development and Compensation Committee

Our leadership development and compensation committee’s purpose will be to assist our board of directors in determining the development plans and compensation of our senior management, directors, consultants and employees and recommend these plans to our board. This committee’s responsibilities will include:

•	Reviewing the employee wide compensation philosophy.

•	Reviewing the budget and structure of our employee wide variable cash compensation plans.

•	Reviewing the budget and structure of our employee wide equity based compensation plans.

•	Periodically reviewing the our leadership development plans.

•	Reviewing and recommending compensation and benefit plans for our executive officers and board members.

•	Reviewing the terms of offer letters and employment agreements and arrangements with our officers.

•	Setting performance goals for our officers and reviewing their performance against these goals.

•	Periodically reviewing executive succession plans and executive education and development plans.

•	Evaluating the competitiveness of our executive compensation plans.

•	Independently accessing externally provided market information on industry compensation practices.

•	Preparing the report that the SEC requires in our annual proxy statement.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee’s purpose will be to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities will include:

•	Evaluating the composition, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of director’s performance and self-evaluation process and developing continuing education programs for our directors.

•	Reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

•	Reviewing and monitoring compliance with our code of ethics and our insider trading policy.

Internal Controls.  Because we are a small company that has just launched its BETA site and because we do not have sufficient staff in our accounting department to implement redundancy in the review of financial matters, our internal controls are inadequate and will need to be improved to meet corporate governance standards in the future.

Director Compensation

We do not currently compensate our directors in cash for their service as members of our board of directors. We may reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings.  Our directors are eligible to receive stock grants.

Executive and Director Compensation

The following table sets forth information regarding the compensation that we paid to our Chief Executive Officer and each of our most highly compensated executive officers during the year ended December 31, 2010 and during the period ending December 31, 2011. We refer to these officers in this prospectus as the named executive officers.

Summary Compensation Table For Fiscal Years 2010 & 2011

Name & Principal Position	Year 2010	Salary $	Bonus $	Stock Awards (6/15/ 2011)	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
Maurice Stone President, Chairman, PEO	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Kathy Gilchrist, Director, Principal Chief Accounting Officer	0	0	0	0	0	0	0	0	0
Angela Gilchrist, Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Name & Principal Position	Year 2011	Salary	Bonus	Stock Awards (6/15/ 2011)	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
Maurice Stone President, Chairman, PEO		$15,000	0	0	0	0	0	0	$15,000
Kathy Gilchrist, Director, Principal Chief Accounting Officer	0	0	0	250	0	0	0	0	$250
Angela Gilchrist, Director	0	0	0	250	0	0	0	0	$250

1.

Mr. Stone assumed the duties of the CEO and Director of the Company on October 1, 2011.  Therefore, he did not receive compensation prior to that date and, therefore, there is no compensation data for him for the year 2010.  His compensation is $5,000 per month or $15,000 for fiscal year 2011.

2.

Kathy Gilchrist received compensation of 5,000 shares of common stock valued by the Board of Directors at $250 on June 15, 2011.

3.

Angela Gilchrist received compensation of 5,000 shares of common stock valued by the Board of Directors at $250 on June 15, 2011.  She joined the board of directors in 2011 so there is no compensation data related to her for 2010.

Option Grants in Last Fiscal Year

No stock or options were granted to officers or directors in 2010 or 2011 ..

Stock Grants to Employees, Management and Consultants

During 2011, a total of 20,000 shares were issued to seven individuals for services rendered to the corporation including the management shares described above.

Employee Benefit Plans

We do not currently have an employee stock incentive plan or benefit plan for employees.  We may initiate such a plan in the future.

Employment Agreements

We do not currently have any employment agreements with any of our employees and each serves as an employee at will.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.  Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Nevada General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Nevada law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since inception, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest, other than as described above in the section captioned “Management” and in the transactions described below.

Indemnification Agreements

Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

Security Ownership of Beneficial Owners

The following table summarizes the holders of more than 5% of our issued and outstanding stock on a fully diluted basis plus all shares owned by our officers and directors.

Title of Class	Name & Address	Amount	Percent of Class
Common stock	Empresas del Sur, Inc.[1]	5,000,000	7.67%
Common stock	Online Results, LLC.[2]	10,000,000	15%
Common stock	Kathy Gilchrist[4]	5,000	15%
Common stock	Angela Gilchrist	5,000	<1%
Total Common Shares Held by Beneficial Owners			22.7%

Class A Preferred	Bensata Corporation[3]	5,000,000	76%

1.

The address of Empresas del Sur, Inc. is 65th Street East, Panama City, Panama.

2.

The address of Online Results, LLC is 4294 Main St., #852, Pequot Lakes, MN 56472.

3.

The address of Bensata Corporation is 2500 Citywest Blvd, Houston, TX.  The person who exercises voting and/or dispositive power over the shares held by Bensata Corp. is Qwang Kim.

4.

Kathy Gilchrist is a beneficial owner of Online Results, LLC.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

We have only one class of common stock.   The rights of this class of common stock are discussed in greater detail below.

Immediately following the closing of this offering, our authorized capital stock will consist of 200,000,000 shares, each with a par value of $0.0001 per share, of which:

•	190,000,000 shares of common stock.

•	10,000,000 shares of preferred stock.

At December 31 , 2011, we had outstanding 17,362 ,500 shares of common stock, held of record by 10 stockholders.   At December 31 , 2011 we had outstanding 5 million shares of Class A Preferred stock held of record by one shareholder. We are offering up to ten million shares of common stock for sale in this Offering.

Common Stock

Voting Rights

Holders of our common stock will have voting rights as to all matters submitted to the shareholders for approval by the Board of Directors.  This includes the election of directors, the amendment of our charter, and all other matters submitted to shareholders for a vote including:

•

If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•

If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation and common shareholders do not have preemptive rights.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock shall receive common stock.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of common stock holders shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Preferred Stock

We have 5 million shares of Class A Preferred Stock issued and outstanding as of December 31 , 2011.  The characteristics and rights of this class of preferred stock are as follows:

A total of 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation are designated as Series A Preferred Stock (the “Series”).  Shares of the Series (“Preferred Shares”) were issued at a value of $0.042 per share to accredited investors investing in the Corporation for a total of $225,000.   The Series ranks senior and prior to the Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Class A Preferred Shares.  Dividends may be declared and paid on the Preferred Shares from funds legally available therefor as and when determined by the Board of Directors. The Series shall, with respect to the payment of dividends, rank pari passu with the Common Stock.  The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to (i) $7.50 per share (the “Purchase Price”), subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series.  Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”).  The number of Conversion Shares to be delivered by the Corporation to a Holder for each Preferred Share pursuant to a Conversion shall be ten common shares for each preferred share held by the Holder of Class A Preferred Shares provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock and shares of Common Stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock then authorized to be issued by the Corporation, and in the event that there are insufficient shares of Common Stock authorized to permit the full Conversion contemplated by any Conversion Notice, the Corporation will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Corporation of such Conversion Notice.  Each share of the Series shall entitle the holder thereof to that number of votes into which the Class A Preferred Shares into which such share of the Series is then Convertible.  Class A Preferred Shares shall have the right to vote on all matters submitted to the common shareholders for a vote at any time at special or annual meetings of the Corporation.  Fractional votes shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

So long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

(i)

Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of Preferred Stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for shares of Capital Stock of the Corporation that are both (x) Junior Liquidation Shares, and (y) no greater than pari passu with the Preferred Shares with respect to the payment of dividends, or at a lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment;

(ii)

create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari passu with or having a preference over the Series as to redemption or distribution of assets upon a Liquidation Event;

(iii)	increase (whether by merger or otherwise) the authorized number of shares of the Series;
(iv)	issue (whether by merger or otherwise) any securities of the Corporation ranking pari passu with or senior to Preferred Shares as to rights upon a Liquidation Event;
(v)	enter into any definitive agreement or commitment with respect to any of the foregoing; or
(vi)	cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

 Warrants

At December 31 , 2011, we had no options or warrants for common stock outstanding.

Anti-Takeover Effects of Nevada Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Nevada law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Limits on Ability of Stockholders to Act by Written Consent

Under Nevada law, shareholders owning in the aggregate a controlling percentage of our outstanding voting stock may take action by consent.  This means that they can take certain actions without formally calling a shareholders’ meeting.  This may discourage any hostile takeover event.

Undesignated Preferred Stock

The ability to issue the remaining unissued and undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders.   However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Nevada Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Nevada General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Nevada corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder.

•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•

On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Nevada law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301 Clearwater, FL. 3376

Listing

Upon the effectiveness of this registration statement, we expect request a market maker to apply to have our common stock quoted on the OTCBB and the OTC Markets: OTCQB.  In order for this listing to be effective it must be approved by these markets subsequent to the effective date of this Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time

Sale of Restricted Shares

Upon completion of this offering, we will have outstanding 27,362 ,500 shares of common stock. The shares of common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares, and all shares subject to outstanding options and warrants, were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act.  These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell upon expiration of the selling restrictions described above, within any three-month period six months after our registration, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL
LEGAL MATTERS

Named experts and counsel for the registrant do not own any shares of the Corporation.  The validity of the shares to be issued in this offering will be passed upon for us by the law firm of Oswald & Yap, LLP, 16148 Sand Canyon, Irvine, California 92618; Phone (949)788-8080.

EXPERTS

Clay Thomas, CPA, independent registered public accounting firm, have audited our consolidated financial statements (and schedule) for each of the two years for the periods ended December 31, 2010 and 2011 and from inception to date as set forth in their report.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Following the effective date of this Prospectus, we will make available its annual and quarterly reports free of charge on its Web site.  In addition, we will provide its shareholders with a copy of its annual report prior to each annual meeting

Dealer Prospectus Delivery Obligation

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus. balance sheet s of iVoiceIdeas, Inc. as of December 31 , 2011 and 2010 , the related statements of operations, stockholders' equity (deficit) and cash flows for the periods ending December 31, 2010 and 2011 and from inception through December 31, 2011 .  These financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iVoiceIdeas, Inc. as of December 31, 2011 and 2010 , and from inception to Decebmer 31 , 2011 and the results of its operations , statement of changes in shareholders equity and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses and will require additional capital to develop its business until the Company either (1) achieves a level of revenues adequate to generate sufficient cash flows from operations; or (2) obtains additional financing necessary to support its working capital requirements.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Clay Thomas, P.C.
www.claythomaspc.com
Houston, Texas
February 19, 2012

iVoiceIdeas, Inc.

(A Development Stage Company)

Balance Sheet

For the Years Ended December 31, 2011 and 2010

	Years Ending December 31
	2011	2010
Assets
Current Assets
Cash	31,104	44,922
Total Current Assets	31,104	44,922
Other Assets
Intangible Property	90,500	45,625
Less Accumulated Depreciation	(7,000)	-
Total Other Assets	83,500	45,625
Total Assets	114,604	90,547
Liabilities and Stockholders' Equity
Liabilities	-	-
Total Liabilities	-	-
Stockholders' Equity
Series A Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, 5,000,000 and zero issued and outstanding at 12/31/ 11 and 12/31/10, respectively.	500	-
Common Stock, $0.0001 par value, 190,000,000 shares authorized, 17,362,500 and 16,142,500 issued and outstanding at 12/31/ 11 and 12/31/10, respectively.	1, 736	1, 615
Additional Paid-In Capital	267,889	137,110
Deficit accumulated during the development stage	(155,521)	(48,178)
Total Stockholders' Equity	114,604	90,547
Total Liabilities and Stockholders' Equity	114,604	90,547

The accompanying notes are an integral part of the financial statements.

iVoiceIdeas, Inc.

(A Development Stage Company)

Statements of Operations

For the Years Ended December 31, 2011 and 2010 ,

and the Period from April 3, 2002 (Inception) to December 31 , 2011

	Years Ending December 31,		April 3, 2002 (Inception) to
	2011	2010	12/31/ 2011
Revenue	11,000	-	11,000
Total Revenue	11,000	-	11,000
Operating Expense
Design and Development	-	-	5,632
General and Administrative	118.344	28,601	150,891
Total Operating Expense	118,344	28,601	156,523
Operating Income (Loss)	(107,344)	(28,601)	(145,523)
Operating Income (Loss) before tax provision (Benefit)	(107,344)	(28,601)	(145,523)
Tax Provision (Benefit)	-	-	-
Net Operating Loss	(107,344)	(28,601)	(145,523)
Other Comprehensive Income
Interest Income	1	1	2
Loss on Option	-	(10,000)	(10,000)
Total Comprehensive Income (Loss)	1	(9,999)	(9, 998 )
Net Loss	(107,343)	(38,600)	(155,521)
Net Loss per Common Share	(0. 007 )	(0.002)	(0. 014)

The accompanying notes are an integral part of the financial statements.

iVoiceIdeas, Inc.

(A Development Stage Company)

Statement of Cash Flows

For the Years Ended December 31, 2010 (as restated) and 2011 ,

and the Period from April 3, 2002 (Inception) to December 31 , 2011

	Years Ending December 31,		April 3, 2002 (Inception) to December 31, 2011
	2011	2010
Cash Flows from Operating Activities
Net income (loss) from operations	(93,943)	(21,401)	(121,021)
Net gain (loss)	(93,943)	(21,401)	(121,021)
Net cash used by operating activities	(93,943)	(21,401)	(121,021)
Cash Flows from Investing Activities
Purchase of investment option		(10,000)
Loss on Investment option			(10,000)
Capitalized intangible property	(44,875)	(38,500)	( 83 ,375)
Net cash provided (used) by investing activities	(44,875)	(48,500)	( 93 ,375)
Cash Flows From Financing Activities
Common Stock Repurchase	(210,000)	-	(210,000)
Net proceeds from stock issuance for IP acquisition	-	-	500
Net proceeds from sale of common stock	110 ,000	20 ,000	230 ,000
Net proceeds from sale of Series A Preferred Stock	225,000	-	225,000
Net cash provided from financing activities	125 ,000	20 ,000	245 ,500
Net increase (decrease) in cash	(13,818)	(49,900)	31,104
Cash, beginning of period	44,922	94,822	-
Cash, end of period	31,104	44,922	31,104
Supplemental Disclosures
Income taxes paid	-	-	-
Cash interest paid	-	-	-

The accompanying notes are an integral part of the financial statements.

iVoiceIdeas, Inc.

(A Development Stage Company)

Statement of Changes in Stockholders’ Equity

For the Period of April 3, 2002 (Inception) through December 31 , 2011

	Series A Preferred		Common Stock		Additional Paid-In Capital	Accumulated Deficit Development Stage	Total
	Shares	Amount	Shares	Amount
Net Loss						(9,578)	(9,578)
Common Stock Issued in Consideration for Acquisition on 06/15/09 ($0.0001 per share)	-	-	5,000,000	500	-	-	500
Sale of Common Stock 12/01/09 (S0.01 per share)	-	-	10,000,000	1,000	99,000	-	100,000
Additional Paid in Capital	-	-		-	3,900	-	3,900
Balance at 12/31/09		-	15,000,000	1,500	102,900	(9,578)	94,822
Net Income	-	-	-	-	-	(38,600)	(38,600)
Additional Paid in Capital	-	-	-	-	7,200	-	7,200
Issuance of Common Stock on 12/08/10 and 12/22/10 for Consideration ($0.05 per share)	-	-	142,500	15	7,110	-	7,125
Sale of Common Stock 12/28/10 ($0.02 per share)	-	-	1,000,000	100	19,900	-	20,000
Balance at 12/31/10	-	-	16,142,500	1,615	137,110	(48,178)	90,547
Net Income						(107,343)	(107,343)
Sale of Series A Preferred Stock on 01/16/11 ($0.045 per share)	5,000,000	500	-	-	224,500	-	225,000
Common Stock repurchase on 01/28/11 ($0.21 per share	-	-	(1,000,000)	(100)	(209,900)	-	(210,000)
Stock-based compensation on 06/15/11 for services rendered ($0.05 per share)	-	-	20,000	1	999	-	1,000
Sale of common stock on 08/10/11 ($0.05 per share)	-	-	600,000	60	29,940	-	30,000
Sale of common stock on 10/11/11 ($0.05 per share)			800,000	80	39,920	-	40,000
Sale of common stock on 12/6/11 ($0.05 per share)			800,000	80	39,920	-	40,000
Additional Paid in Capital	-	-	-	-	5,400	-	5,400
Balance at 09/30/11	5,000,000	500	17,362 ,500	1, 736	267,889	(155,521)	114,604

The accompanying notes are an integral part of the financial statements.

iVoiceIdeas, Inc.

(A Development Stage Company)

Notes to Financial Statements

Note 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

iVoiceIdeas, Incorporated, formerly Ernest Einstein, Inc.; (the “Company”), a Nevada Corporation, was formed on April 3, 2002. The Company, a development stage entity, is headquartered in Austin, Texas at Arboretum Great Hills, 9600 Great Hills Trail, Austin, TX 78759. The company currently operates “iVoiceIdeas.com”. On June 15, 2009, the company acquired the rights to the ideas, designs, and intellectual property related to “iVoiceIdeas.com”. iVoiceIdeas.com is an emerging social network focused on improving the ways people develop and communicate new ideas and solutions to problems. We have developed new ways for people to initiate and develop ideas and to collaboratively solve problems using our social network internet site and software. Our collaborative idea site also serves as a social media site for users seeking social connections centered on ideas, policy, and problems. The Company’s fiscal year end is December 31.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. We have not generated any income as to date as our BETA version of the website was released October 1, 2011. The Company has incurred losses since inception of $ 155,521 .. These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern as noted by our independent auditor in its opinion letter. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. In view of these matters, the Company’s ability to continue as a going concern is dependent upon the Company’s ability to raise capital and generate revenue and profits in the future.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Basis. The Company is currently a development stage enterprise reporting under the provisions of Accounting Standards Codification (“ASC”) 915 “Development Stage Entities,” which was previously Statement of Financial Accounting Standards (“SFAS”) Number 7.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for annual financial information and with the instructions per regulation S-X. Accordingly, financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such statements are of a normal recurring nature. These financial statements should be read in conjunction with other pertinent information contained in our Form S-1 the Company has filed with the Securities and Exchange Commission.

Use of Estimates. The preparation of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from management’s estimates.

Audited Financial Information. The accompanying financial statements, for the periods ended December 31, 2011 and 2010 , and from inception to December 31, 2011 are audited. The audited annual financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the years ended December 31, 2011 and 2010.. The financial data and other information disclosed in these notes to the financial statements related to the years ended December 31, 2011 and 2010 are audited. The results of the year ended December 31 , 2011 are not necessarily indicative of the results to be expected for any other interim period or for any other future year.

Concentrations of Credit Risk. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with FDIC insured financial institutions in the United States, which management assesses to be of high quality in order to limit exposure of each investment. As of December 31, 2010 and 2011, all of the Company’s cash has been invested in depository accounts. Credit risk with respect to accounts receivable is as of December 31 , 2011, minimal. No funds are due the Company as of the year ended December 31 , 2011.

Cash and Cash Equivalents. Cash equivalents consist of highly liquid short-term instruments with original maturities of three months or less at the time of purchase. As of December 31, 2010 and 2011, cash equivalents consisted of depository accounts.

Dividends. The Company, for the year ended December 31 , 2011 has not adopted any policy regarding the payment of dividends. No dividends have been paid during the periods shown and none are contemplated in the near future.

Earnings per Share. Earnings per share are calculated by dividing the net income available to shareholders by the weighted average of outstanding number of common shares (basic computation). FASB 128, paragraph 16 states, “no potential common shares shall be included in the computation of any diluted per share amount when a loss from continuing operations exists, even if the entity reports net income.” Per FASB 128, no preferred stock was used to dilute the earnings per share. Since the company experienced a loss, the weighted average of the number of common shares outstanding at the end of each period was used to calculate earnings per share.

                 Deferred Offering Costs. Deferred offering costs consist primarily of direct incremental accounting fees related to the Company’s proposed initial public offering of its common stock. Upon completion of the initial public offering contemplated herein, incurred amounts will be offset against the proceeds of the offering. If the offering is terminated, the deferred offering costs will be expensed. There were no amounts capitalized as of December 31 , 2011.

Revenue Recognition. In general, the Company will recognize revenue when (1) concrete evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

The company plans to generate revenue primarily from sale of online advertising presented on its web site. Ads may be either text ads or display ads and are expected to use pay-per-click revenue model.

Advertising Costs. The Company expenses advertising costs as incurred. From the period of inception to the year ended December 31, 2011, incurred advertising costs of $37,000 for online advertising through Online Results, LLC which is operated by one of our Directors..

Marketing Research Costs. Marketing research costs are expensed when incurred and are included in marketing expense in the accompanying statements of operations.

Property, Plant and Equipment. The Company does not own any real estate or other properties. From June 15, 2009, office space was provided at no cost to the company by Goldbridge Energy Partners, LLC. We have used an imputed value of $600 per month and in the statement of operations and statement of changes in stockholders’ equity. For the periods ending December 31, 2010 and 2011 , imputed rent was $ 7,200 and $ 5,400 , respectively.  As of October 1, 2011, the Company leased office space in Austin, Texas and for the 3-month period of October 1, 2011 to the year ended December 31, 2011 incurred a rental expense of $679 ..

Website and Software Development Costs. The company capitalizes its costs to develop its website and internal use software ..  When preliminary development efforts are successfully completed, and management has authorized and committed project funding, it is probable that the project will be completed , and the software will be used as intended , such costs are amortized on a straight-line basis over the estimated use of the useful life of the related asset, which approximates three years. The Company, utilizing guidance as stated in the Statement of Position 98-1, paragraph .38, amortized $84,000 capitalized costs over a period of three years and incurred amortization costs of $7000 for the year ended December 31, 2011.  Costs incurred prior to meeting these criteria, together with the costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and expensed over the estimated use of the life of the upgrades.

Stock-Based Compensation. Stock-based compensation expense is measured at the grant date based on the fair value of the award.

                Income Taxes. The Company has incurred losses since inception and therefore, has not been subject to payment of federal income taxes. As of December 31, 2010 and December 31, 2011 , the Company estimates an accumulated net operating loss (“NOL”) carryforward of approximately $ 21,401 and $ 95,664 respectively, resulting in deferred tax assets of approximately $ 7,490 and $ 33,482 , respectively. The carryforwards, if not utilized, begin to expire in 2031 .. Because tax laws in the United States limit the time during which an NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of NOL and tax credits for federal income tax purposes. Deferred tax assets are not recognized in the above financial statements since they are contingent.  The Company has adopted section 197 of the US Tax Code regarding amortization of capitalized software costs over a period of 15 years and under guidance of the section, incurred tax amortization of $1412 for the year ended December 31, 2011.

Recently Issued Accounting Pronouncements. The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect of the financial position or results of operations of the Company.

Note 3.  Restated Cash Flow Statement

The Statements of Cash Flows for the period ending December 31, 2010 has been restated above to correct the representation of the cash received from our sale of securities as cash received by the Company and the sale of all equity securities has be corrected to be shown as received cash.   In our original presentation this had been shown as paid in capital rather than cash.

Note 4.    Preferred Stock

The company has issued a total of 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation are designated as Series A Preferred Stock (the “Series”).  Shares of the Series (“Preferred Shares”) were issued at a value of $0.042 per share to accredited investors investing in the Corporation for a total of $225,000.   The Series ranks senior and prior to the Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Class A Preferred Shares.  Dividends may be declared and paid on the Preferred Shares from funds legally available therefor as and when determined by the Board of Directors. The Series shall, with respect to the payment of dividends, rank pari passu with the Common Stock.  The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to (i) $7.50 per share (the “Purchase Price”), subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series.  Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”).  The number of Conversion Shares to be delivered by the Corporation to a Holder for each Preferred Share pursuant to a Conversion shall be ten common shares for each preferred share held by the Holder of Class A Preferred Shares provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock and shares of Common Stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock then authorized to be issued by the Corporation, and in the event that there are insufficient shares of Common Stock authorized to permit the full Conversion contemplated by any Conversion Notice, the Corporation will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Corporation of such Conversion Notice.  Each share of the Series shall entitle the holder thereof to that number of votes into which the Class A Preferred Shares into which such share of the Series is then Convertible.  Class A Preferred Shares shall have the right to vote on all matters submitted to the common shareholders for a vote at any time at special or annual meetings of the Corporation.  Fractional votes shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

So long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

(i)

Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of Preferred Stock are concurrently redeemed, purchased or otherwise acquired, (b) conversion into or exchange for shares of Capital Stock of the Corporation that are both (x) Junior Liquidation Shares, and (y) no greater than pari passu with the Preferred Shares with respect to the payment of dividends, or at a lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment;

(ii)

create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari passu with or having a preference over the Series as to redemption or distribution of assets upon a Liquidation Event;

(iii)	increase (whether by merger or otherwise) the authorized number of shares of the Series;
(iv)	issue (whether by merger or otherwise) any securities of the Corporation ranking pari passu with or senior to Preferred Shares as to rights upon a Liquidation Event;
(v)	enter into any definitive agreement or commitment with respect to any of the foregoing; or
(vi)	cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

Note 5:  SUBSEQUENT EVENTS.

Subsequent to the period ending December 31 , 2011, the Company has not had any material subsequent events.

Management has reviewed and evaluated subsequent events through the date of February 19 , 2012, which is the date on which the current, included financial statements were issued and available.

[back cover]

Dealer Prospectus Delivery Obligation

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

Amount to be Paid
Registration fee
Listing costs (estimated)	100
Printing and engraving (estimated)	1,000
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Blue sky fees and expenses (estimated)	2,500
Transfer agent and registrar fees (estimated)	10,000
Miscellaneous	1,000

Total	$24,100

Item 14.	Indemnification of Officers and Directors.

Section 145 of the Nevada General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the Nevada General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Nevada General Corporation Law, the bylaws of the registrant provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Nevada law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Nevada General Corporation Law and which allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The Investor Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold by the registrant since its date of inception.

1.

On June 15, 2009 we issued 5 million shares of common stock to Empresas del Sur, Inc., an accredited investor, as consideration for the acquisition of the iVoiceIdeas intellectual property, initial site layouts and core concepts upon which we have constructed our business.  These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

2.

On December 1, 2009, we entered into a stock sale agreement to sell 10 million shares of common stock to Online Results, LLC, an accredited investor, in exchange for $100,000. These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

3

On December 22, 2010 we issued 142,500 shares to Empresas Blakley SA de CV, Inc., an accredited investor, in exchange for $7,125 ($0.05 per share).  These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

3.

On December 28, 2009, we entered into an agreement to sell one million shares of common stock for $20,000 ($0.02 per share) to Empresas Blakley SA de CV, Inc., an accredited investor.  These shares were later repurchased by us as discussed in the prospectus and the Notes to the financial statements and are no longer outstanding as these shares were retired. These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

4

On January 15, 2011 we agreed to sell five million shares of Class A Preferred stock to Bensata Corporation, an accredited investor, for $225,000.  These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

5	On June 15, 2011 we issued 20,000 shares to seven individuals for services rendered in assisting us with the development of its Web site.

6

On August 8, 2011 we issued 600,000 shares to Empresas Blakley SA de CV, Inc., accredited investor, in exchange for $30,000 ($0.05 per share). These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

7

On both October 11, 2011 we received an investment of $40,000 from Bensata Corporation, an accredited investor, for a total of $80,000 in exchange for $800,000 shares of common stock at $0.05 per share.  These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

8

On December 5, 2011 we received an investment of $40,000 from Alpha Power Services, Inc., accredited investor, in exchange for $800,000 shares of common stock at $0.05 per share.  These funds were raised under an exemption from registration set forth in Regulation D, 506 and Section 4(2) of the Securities Act.

Except as noted below, the issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Reg. D and Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.  The sale of these securities where made without general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Exhibit Title

3.01	Articles of Incorporation

3.02	Amended and Restated Articles of Incorporation

3.03	By Laws

3.04	Certification of Class A Preferred Stock

4.01	Specimen common stock certificate

5.01	Opinion of counsel

14.01	Code of Ethics

23.01	Consent of independent registered public firm accountants

99.01	Form of subscription agreement

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

SEC Position on Indemnification

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.  Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Nevada General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Nevada law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

The undersigned registrant hereby undertakes that:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on the 24nd day of February, 2012.

IVOICEIDEAS, INC.

By:	/s/Maurice Stone
Chairman of the Executive Committee and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Maurice Stone
/s/ Maurice Stone	Chairman and Chief Executive Officer	2/ 24 /12
Kathy Gilchrist
/s/ Kathy Gilchrist	Secretary and Principal Financial and Accounting Officer	2/ 24 /12

Angela Gilchrist
//s// Angela Gilchrist	Director	2/ 24 /12
Kathy Gilchrist
//s// Kathy Gilchrist	Director	2/ 24 /12